UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) May 17, 2006

WESTINGHOUSE AIR BRAKE TECHNOLOGIES CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-13782	25-1615902
(Commission File Number)	(IRS Employer Identification No.)

1001 Airbrake Avenue Wilmerding, Pennsylvania	15148
(Address of Principal Executive Offices)	(Zip Code)

(412) 825-1000

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On May 17, 2006, the Compensation Committee of Westinghouse Air Brake Technologies Corporation (the “Company”) granted performance units to the Company’s executive officers and key employees pursuant to its 2000 Stock Incentive Plan (the “Plan”). Under the Plan, a recipient is granted the right to receive performance units (“Performance Units”). A Performance Unit represents a target grant of Performance Units at the beginning of the 3-year performance period. A Performance Unit is equal to a share of the Company’s common stock. A recipient will obtain full rights with respect to the Performance Units after expiration of a specified performance period beginning January 1, 2006 and ending December 31, 2008. If the Company achieves its 3-year cumulative economic profit goal, then a recipient will earn a target number of Performance Units. In general, the goals take into account expected market conditions, and are intended to reflect a superior performance by management. If the Company achieves the maximum 3-year cumulative economic profit goal, a recipient will earn a maximum number of Performance Units. If the Company achieves the threshold 3-year cumulative economic profit goal, a recipient will earn a threshold number of Performance Units. No Performance Units will be earned for performance below the 3-year cumulative economic profit threshold and no additional Performance Units will be earned for performance exceeding the 3-year cumulative economic profit maximum. If a recipient leaves the Company voluntarily, or is terminated for cause, prior to the end of the performance period, a recipient is not eligible to receive any Performance Units he or she may have earned under the Plan. If a recipient otherwise leaves the Company, his or her payout will be pro-rated in accordance with the amount of time he or she participated in the Plan relative to the performance period.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WESTINGHOUSE AIR BRAKE TECHNOLOGIES CORPORATION

By:	/s/ Alvaro Garcia-Tunon
Alvaro Garcia-Tunon
Chief Financial Officer

Date: May 22, 2006